EXHIBIT 4.3

CO-TRUSTEE AGREEMENT

THIS CO-TRUSTEE AGREEMENT (this “Co-Trustee Agreement”) dated as of September 1, 2006, is between The Bank of New York (the “Trustee”) and The Bank of New York (Delaware) (the “Delaware Trustee”).

W I T N E S S E T H :

WHEREAS, CNH Capital Receivables LLC and the Trustee have entered into a Trust Agreement dated as of September 1, 2006 (as the same may be further amended or restated from time to time the “Trust Agreement”) with the intention of forming CNH Equipment Trust 2006-B, a Delaware statutory trust (the “Trust”) pursuant to the Delaware Statutory Trust Act, 12 Del. C. §3801, et seq. (the “Trust Statute”); capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement; and

WHEREAS, the Trust Statute requires that at least one trustee of the Trust have its principal place of business in the State of Delaware; and

WHEREAS, the Delaware Trustee has its principal place of business in the State of Delaware.

NOW, THEREFORE, the parties hereto hereby agree as follows:

FOR VALUABLE CONSIDERATION RECEIVED it is mutually covenanted and agreed pursuant to the terms of Section 2.4 of the Trust Agreement that the Delaware Trustee has been and by this document is, appointed to serve as the trustee of the Trust in the State of Delaware pursuant to Section 3807 of the Trust Statute.  It is understood and agreed that (a) the duties and responsibilities of the Delaware Trustee shall be limited to the execution and delivery of all documents, and the maintenance of all records, necessary to form and maintain the existence of the Trust under the Trust Statute, and (b) the Delaware Trustee shall be entitled to all of the benefits, immunities and protections provided to the Trustee in the Trust Agreement and any other related documents.  By the execution hereof, the Delaware Trustee accepts the trust created hereinabove and in the Trust Agreement; provided however, that the Delaware Trustee shall owe no other fiduciary duties to the holders of the Certificates or the Trust other than as expressly provided for in the Co-Trustee Agreement.

This Co-Trustee Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.  This Co-Trustee Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(signature page follows)

IN WITNESS WHEREOF, the parties have executed this Co-Trustee Agreement as of the day and year above written.

THE BANK OF NEW YORK, not in its individual capacity but solely as Trustee

		BY:	/s/Catherine Murray
		NAME:	Catherine Murray
		TITLE:	Assistant Vice President

THE BANK OF NEW YORK (DELAWARE), not in its individual capacity but solely as Delaware Trustee

		By:	/s/Kristine K. Gullo
		NAME:	Kristine K. Gullo
		TITLE:	Vice President

Acknowledged:

As of September 1, 2006

NEW HOLLAND CREDIT COMPANY, LLC

By:	/s/Brian O’ Keane
Name: Brian O’Keane
Title: Treasurer

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